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                                                                   EXHIBIT 14(d)

                       THOMPSON PLUMB & ASSOCIATES, INC.

                   PROTOTYPE SIMPLIFIED EMPLOYEE PENSION PLAN

     Thompson Plumb & Associates, Inc. ("Sponsor") hereby provides a prototype simplified employee pension which an employer may adopt by completing and executing the complementary adoption agreement.

                                   ARTICLE I
                                  DEFINITIONS

     1.01 "Plan" means the simplified employee pension established by the Employer in the form of this document, including the Employer's Adoption Agreement. The Employer will designate the name of the Plan in its Adoption Agreement. The Employer must use this Plan only in conjunction with an individual retirement account or individual retirement annuity for which the Internal Revenue Service has issued a favorable opinion or ruling letter or in conjunction with model individual retirement accounts issued by the Internal Revenue Service.

     1.02 "Employer" means each employer who adopts this Plan by executing an Adoption Agreement, and any other employer which is a member with the Employer of the same controlled group of corporations as defined in Code Section 414(b), which is a trade or business (whether or not incorporated) under the same common control as defined in Code Section 414(c) or which is a member of an affiliated service group within the meaning of Code Section 414(m) or Code
Section 414(o).

     1.03 "Custodian" means  Thompson Plumb & Associates, Inc. .

     1.04 "Employee" means any employee of the Employer, including a self-employed individual who is an employee of the Employer by reason of Code
Section 401(c)(1), except as otherwise provided in the Employer's Adoption Agreement. Employee also means any individual (who otherwise is not an Employee of the Employer) who is the Employer's leased employee under Code Section 414(n).

     1.05 "Participant" means an eligible Employee for whose benefit the Employer makes a contribution to an Account.

     1.06 "Compensation" means Compensation as defined in the Employer's Adoption Agreement. For a Self-Employed Individual, Compensation means Earned Income. Any reference in this Plan to Compensation is a reference to the definition in this Section 1.06, unless the Plan reference specifies a modification to this definition. The Plan will take into account only Compensation actually paid, or Compensation which the Employee had the right to receive, for the relevant period. A Compensation payment includes Compensation paid by the Employer through another person under the common paymaster provisions in Code Section Section 3121 and 3306.

(A) DEFINITIONS. For purposes of the Compensation definition elections in the Adoption Agreement, the following definitions apply:

       (1) "Federal income tax wages" definition of Compensation. All wages for federal income tax withholding purposes, as defined under Code Section 3401(a) (for purposes of income tax withholding at the source), disregarding any rules limiting the remuneration included as wages based on the nature or location of the employment or the services performed.

       (2) "W-2 wages" definition of Compensation. All wages as described in the "federal income tax wages" definition, and all other payments to an Employee in the course of the Employer's trade or business, for which the Employer must furnish the Employee a written statement under Code Section Section 6041(d) and 6051(a)(3). As long as the instructions to Form W-2, Box 10, remain consistent with the instructions for the 1990 or 1991 Form W-2, the Employer may treat the amount reported in Box 10 as satisfying this definition.

       (3) "Elective contributions." Elective contributions are amounts excludible from the


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  Employee's gross income under Code Section Section 125, 402(a)(8), 402(h) or
  403(b), and contributed by the Employer, at the Employee's election, to a Code Section 401(k) arrangement, a Simplified Employee Pension, cafeteria plan or tax-sheltered annuity. Elective contributions also include Compensation deferred under a Code Section 457 plan maintained by the Employer and Employee contributions "picked up" by a governmental entity and, pursuant to Code Section 414(h)(2), treated as Employer contributions.

     The definitions of Compensation in paragraphs (1) and (2) do not include elective contributions, unless otherwise specified in the Plan or in the Adoption Agreement.

(B) COMPENSATION DOLLAR LIMITATION. The Plan must take into account only the first $200,000 (or such larger indexed amount) of any Participant's Compensation. For Plan Years beginning after December 31, 1993, "$150,000" replaces "$200,000" for purposes of this limitation. This dollar limitation applies on a prorated basis to any measuring period less than 12 months.

     1.07 "Highly Compensated Employee" means an Employee who, during the Plan Year or during the preceding 12-month period:

       (a) is more than 5% owner of the Employer (applying the constructive ownership rules of Code Section 318, and applying the principles of Code
  Section 318, for an unincorporated entity);

       (b) has Compensation in excess of $75,000 (as adjusted by the Commissioner of Internal Revenue for the relevant year);

       (c) has Compensation in excess of $50,000 (as adjusted by the Commissioner of Internal Revenue for the relevant year) and is part of the top-paid 20% group of employees (based on Compensation for the relevant year); or

       (d) has Compensation in excess of 50% of the dollar amount prescribed in Code Section 415(b)(1)(A) (relating to defined benefit plans) and is an officer of the Employer.

     If the Employee satisfies the definition in clause (b), (c) or (d) in the Plan Year but does not satisfy clause (b), (c) or (d) during the preceding 12-month period and does not satisfy clause (a) in either period, the Employee is a Highly Compensated Employee only if he is one of the 100 most highly compensated Employees for the Plan Year. The number of officers taken into account under clause (d) will not exceed the greater of 3 or 10% of the total number (after application of the Code Section 414(q) exclusions) of Employees, but no more than 50 officers. If no Employee satisfies the Compensation requirement in clause (d) for the relevant year, the Employer will treat the highest paid officer as satisfying clause (d) for that year.

     For purposes of applying this definition, Compensation must include elective contributions and the Employer will disregard any exclusions elected in Adoption Agreement Section 1.06. The Employer must make the determination of who is a Highly Compensated Employee, including the determinations of the number of identity of the top paid 20% group, the top 100 paid Employees, the number of officers includible in clause (d) and the relevant Compensation, consistent with Code Section 414(q) and regulations issued under that Code section. The Employer may make a calendar year election to determine the Highly Compensated Employees for the Plan Year, as prescribed by Treasury regulations. A calendar year election must apply to all plans and arrangements of the Employer.

     For purposes of applying any nondiscrimination test, the Employer will treat a Highly Compensated Employee and all family members (a spouse, a lineal ascendant or descendant, or a spouse of a lineal ascendant or descendant) as a single Highly Compensated Employee, but only if the Highly Compensated Employee is more than 5% owner or is one of the 10 Highly Compensated Employees with the greatest Compensation for the Plan Year. This aggregation rule applies to a family member even if that family member is a Highly Compensated Employee without family aggregation. This family aggregation rule will apply only for Plan Years in which Code Section 414(q) requires its application.

     1.08 "Account" means the IRA account or

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annuity contract established and maintained by a Participant to which the
Employer makes contributions pursuant to the Plan.

     1.09 "Nonforfeitable" means a Participant's or Beneficiary's unconditional claim, legally enforceable against the Plan, to the Participant's Account.

     1.10 "Effective Date" of this Plan is the date specified by the Employer in its Adoption Agreement.

     1.11 "Code" means the Internal Revenue Code of 1986, as amended.

     1.12 "Plan Year" means the fiscal year of the Plan, as specified in the Employer's Adoption Agreement.

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                                   ARTICLE II
                         ELIGIBILITY TO PARTICIPATE IN
                             EMPLOYER CONTRIBUTIONS

     2.01 PARTICIPATION. The Employer will specify in its Adoption Agreement the conditions for eligibility to participate in the Plan.

     2.02 PARTICIPANTS' RIGHT TO EMPLOYMENT. Nothing contained in this Plan, or in the establishment of a Participant's Account, or any modification or amendment to the Plan or a Participant's Account, or in the creation of any Account, or the payment of any benefit, shall give any Employee, even if he is a Participant, or any Beneficiary, any right to continue employment, any legal or equitable right against the Employer or any officer, or employee of the Employer, except as expressly provided by the Plan.

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                                  ARTICLE III
                             EMPLOYER CONTRIBUTIONS

     3.01 AMOUNT. In the Adoption Agreement, the Employer will elect to contribute under a uniform contribution formula or under a permitted disparity contribution formula. For each Plan Year, the Employer will contribute to each Participant's Account, the lesser of the amount determined under this Section
3.01 or the maximum amount permitted under Section 3.02.

       (A) UNIFORM CONTRIBUTION FORMULA. For each Plan Year, the Employer will contribute to each Participant's Account a uniform percentage of Compensation, as determined in the Employer's sole discretion.

       (B) PERMITTED DISPARITY CONTRIBUTION FORMULA. For each Plan Year the Employer will contribute the following amount to each Participant's
       Account:

           (1) A uniform percentage of Compensation, as determined in the Employer's sole discretion; plus

           (2) A uniform percentage of Excess Compensation, as determined in the Employer's sole discretion.

       The percentage described in (2) may not exceed the lesser of the percentage determined in (1) or the percentage determined in the Maximum Disparity Table in the next paragraph. Furthermore, the Employer may not contribute an amount described in (2) unless the contribution percentage under
(1) is at least 3%. If at any time during the Plan Year, the Employer maintains a qualified plan or another SEP that also uses a permitted disparity formula (or imputes permitted disparity to satisfy the nondiscrimination requirements), the Employer may not contribute an amount described in (2).

MAXIMUM DISPARITY TABLE.

Integration Level (as percentage                         Applicable
of taxable wage base).                                   Percentages
---------------------                                    -----------
100%                                                        5.7%

More than 80% but less than 100%                            5.4%

More than 20% (but at least more
than $10,000) and no more than 80%                          4.3%


20% (or $10,000, if greater)
or less                                                     5.7%


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(C) OTHER REQUIREMENTS. Employment by a Participant on the last day of the Plan
Year is a not a condition to an allocation of an Employer contribution under the Plan for that Plan Year. However, the Employer will not make a contribution for the Plan Year for any Participant whose Compensation is less than $300 (or the adjusted dollar amount determined by the Internal Revenue Service). For this purpose, a Participant's compensation must include elective contributions and the Employer will disregard any exclusions elected in Adoption Agreement
Section 1.06.

(D) DEDUCTION. Contributions to the SEP are deductible by the Employer for the taxable year with or within which the Plan Year of the SEP ends. The Code treats contributions made for a particular taxable year and contributed by the due date of the Employer's income tax return, including extensions, as made during that taxable year.

     3.02 CONTRIBUTION LIMITATION. The total of the Employer contributions (as determined under Sections 3.01 and 7.01) allocated to a Participant's Account for any Plan Year may not exceed the lesser of 15% of the Participant's Compensation or $30,000 (or, if greater, one-fourth of the defined benefit dollar limitation under Code Section 415(b)(1)(A)).

     3.03 EMPLOYER CONTRIBUTIONS NOT CONDITIONAL. The Employer does not condition any contribution made under the Plan on behalf of a Participant upon the retention by the Participant of the contribution within the Participant's Account. Furthermore, the Employer does not impose any restriction on a Participant's withdrawal of any amount from the Participant's Account.

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                                   ARTICLE IV
                            PARTICIPANT'S SIMPLIFIED
                              EMPLOYEE PENSION IRA

     4.01 ESTABLISHMENT OF ACCOUNT. Each Participant must establish in his own name an individual retirement account with the Custodian or with any bank or other institution maintaining individual retirement accounts or individual retirement annuities. The Employer may establish an Account with the Custodian for the benefit of an eligible Employee if the Employee is unable or unwilling to execute the necessary documents to establish an Account or if the Employer is unable to locate the Employee.

     4.02 NONFORFEITABLE ACCOUNT. The interest of any Participant in the balance of his Account is at all times 100% Nonforfeitable.

     4.03 EXCLUSIVE BENEFIT. The Employer will have no beneficial interest in any asset of a Participant's Account and no part of any asset in a Participant's Account will revert to or be repaid to the Employer, either directly or indirectly; nor will any part of the corpus or income of a Participant's Account, or any asset of a Participant's Account, be (at any time) used for, or diverted to, purposes other than the exclusive benefit of the Participant or his Beneficiaries.

     4.04 ADMINISTRATION OF ACCOUNT. The provisions of the document under which a Participant maintains his Account will determine the administration, distribution and investment of the Employer's and the Employee's, if any, contribution(s) to a Participant's Account. The Employer does not in any way guarantee a Participant's Account from loss or depreciation.

     4.05 PARTICIPANT CONTRIBUTIONS. Nothing in the Plan prohibits a Participant from making IRA contributions (deductible or nondeductible) to his Account, as permitted by Code Section Section 219 and 408.

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                                   ARTICLE V
                                 MISCELLANEOUS

     5.01 SUCCESSORS. The Plan is binding upon all persons entitled to benefits under the Plan and their respective heirs and legal representatives.

     5.02 WORD USAGE AND TITLES. Words used in the masculine will apply to the feminine where applicable, and wherever the context of the Plan dictates, the plural includes as the singular and the singular includes the plural. Article and Section titles are for reference only.

     5.03 STATE LAW. Except to the extent superseded by Federal statute, the law of the state of the Employer's principal place of business will determine all questions arising with respect to the provisions of this Plan.

     5.04 PARTICIPATION IN PROTOTYPE. If the Employer ever maintained a defined benefit plan which is now terminated or, subsequent to the adoption of this Plan, terminates a defined benefit plan, the Employer can no longer be a participating Employer in this Prototype. If the Employer currently maintains a defined benefit plan, the Employer may not elect under Adoption Agreement
Section 7.01 to permit Employees to make salary reduction contributions. An Employer which is not a participating Employer in this Prototype cannot rely on the Sponsor's opinion letter issued by the Revenue Service and must treat this Plan as an individually designed plan.

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                                   ARTICLE VI
                           AMENDMENT AND TERMINATION

     6.01 AMENDMENT. The Employer has the right at any time and from time to time:

       (a) To amend this Plan and its Adoption Agreement, without any Participant's consent, in any manner it deems necessary or advisable in order to qualify (or maintain qualification of) this Plan under the provisions of Code Section 408(k); and

       (b) To amend this Plan and its Adoption Agreement in any other manner. However, no amendment may authorize or permit any portion of an Account to be used for or diverted to purposes other than for the exclusive benefit of the Participant, his Beneficiaries or their estates.

     If the Employer amends this Plan and its Adoption Agreement, other than by changing its elections in the Adoption Agreement, the Employer no longer can participate in this Prototype. See Section 5.04.

     6.02 NOTICE OF AMENDMENT. The Sponsor will inform the Employer of any amendments to the prototype SEP or if the Sponsor has discontinued sponsorship of this prototype SEP.

     6.03 DISCONTINUANCE. The Employer has the right to suspend or discontinue its contributions under the Plan, and to terminate this Plan, at any time.

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                                  ARTICLE VII
                         ELECTIVE DEFERRAL ARRANGEMENT

     7.01 APPLICATION. This Article VII applies to an Employer's Plan only if the Employer elects in Section 7.01 of the Adoption Agreement to permit Employees to make salary reduction contributions to the Plan. The Sponsor intends for this arrangement to qualify as a salary reduction simplified employee pension ("SARSEP") under Code Section 408(k)(6) and the applicable regulations.

     7.02 ELECTIVE DEFERRALS. The Employer will contribute to each Participant's Account the elective deferrals the Participant has elected the Employer to withhold from his Compensation under his salary reduction agreement on file with the Employer. The salary reduction agreement will not apply to Compensation actually paid before its effective date. The effective date of the salary reduction agreement may not be earlier than its execution date. The salary reduction agreement will apply to subsequent increases in the Participant's

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Compensation unless the Participant revokes or modifies the salary reduction agreement. The Employer only may contribute elective deferrals for a Plan Year to any Participant's Account if:

       (a) At least 50% of Employer's eligible Employees have salary reduction agreements in effect for at least part of that Plan Year; and

       (b) The Employer has no more than 25 Employees eligible to participate in the Plan at any time during the prior Plan Year.

(A) DISALLOWED DEFERRALS. If the Plan does not satisfy the 50% requirement at any time during the Plan Year, the Plan will consider all elective deferrals made by Employees for the Plan Year as "disallowed deferrals." Disallowed deferrals are IRA contributions which are not SEP-IRA contributions. If the Employer determines the Plan has made contributions to Participants' IRAs which are disallowed deferrals, the Plan must notify each affected Employee the Code no longer considers the deferrals as SEP-IRA contributions. The Employer must provide the notification within 2 1/2 months following the end of the Plan Year to which the disallowed deferrals relate.

(B) NOTIFICATION PROCEDURE. The notification must specify (1) the amount of the disallowed deferrals (2) that the disallowed deferrals are includible in the Employee's gross income for the calendar year or years in which the amounts deferred would have been received by the Employee in cash had he not made an election to defer and that the income allocable to the disallowed deferrals is includible in the year withdrawn from the IRA; and (3) that the Employee must withdraw the disallowed deferrals (and allocable income) from the SEP-IRA by April 15 following the calendar year of notification by the Employer. The Code will subject disallowed deferrals not withdrawn by April 15 following the year of notification to the IRA contribution limitations of Code Section Section 219 and 408. The Code will consider disallowed deferrals in excess of the limitations as excess IRA contributions and subject to the 6% excise tax on excess contributions under Code Section 4973. If income allocable to a disallowed deferral is not withdrawn by April 15 following the year of notification by the Employer, the income may be subject to the 10% tax on early distributions under Code Section 72(t) when withdrawn. The Employer will report disallowed deferrals in the same manner as excess SEP contributions.

     7.03 PARTICIPATION. To the extent prohibited by law, an Employer which is a state or local government or a tax-exempt organization may not permit Participant salary reduction contributions. In addition, an Employer with leased employees as defined under Code Section 414(n)(2) may not permit Participant salary reduction contributions.

     7.04 ANNUAL ELECTIVE DEFERRAL LIMITATIONS. A Participant's elective deferrals may not exceed the lesser of 15% of the Participant's Compensation, or 402(g) limitation. The 402(g) limitation is the greater of $7,000 or the adjusted amount determined by the Secretary of the Treasury. If, pursuant to a salary reduction agreement, the Employer determines the Participant's elective deferrals to the Plan for a calendar year would exceed the 402(g) limitation, the Employer will suspend the employee's salary reduction agreement, if any, until the following January 1 and refund any elective deferrals in excess of the 402(g) limitation which the Employer has not contributed to the Participant's Account. The Employer will make all refunds no later than April 15 of the following calendar year.

     7.05 DEFINITIONS. For purposes of this Article VII:

       (a) "Highly Compensated Employee" means an Eligible Employee who satisfies the definition in Section 1.07 of the Plan. Family members aggregated as a single Employee under Section 1.07 constitute a single Highly Compensated Employee, whether a particular family member is a Highly Compensated Employee or a Nonhighly Compensated Employee without the application of family aggregation.

       (b) "Nonhighly Compensated Employee" means an Eligible Employee who is not a Highly Compensated Employee and who is not a family member treated as a Highly

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  Compensated Employee.

       (c) "Eligible Employee" means an Employee who is eligible to enter into a salary reduction agreement for the Plan Year, regardless of whether he actually enters into such an agreement.

       (d) "Nonhighly Compensated Group" means the group of Eligible Employees who are Nonhighly Compensated Employees for the Plan Year.

       (e) "Compensation" means any definition of Compensation which is permissible under Adoption Agreement Section 1.06, regardless of the actual elections made by the Employer in the Adoption Agreement. The definition used by the Employer for a Plan Year must apply uniformly to all Eligible Employees.

     7.06 ACTUAL DEFERRAL PERCENTAGE TEST. For each Plan Year, the Employer must determine whether the elective deferrals for each Highly Compensated Employee satisfy the actual deferral percentage ("ADP") test. A Highly Compensated Employee satisfies the ADP test if his ADP does not exceed 1.25 times the average ADP of the Nonhighly Compensated Group.

(A) CALCULATION OF ADP. The average ADP for the Nonhighly Compensated group is the average of the separate ADPs calculated for each Eligible Employee who is a member of that group. An Eligible employee's ADP for a Plan Year is the ratio of the Eligible Employee's deferral contributions for the Plan Year to the Employee's Compensation for the Plan Year. In calculating the average ADP, the percentage for an eligible Nonhighly Compensated Employee who does not make deferral contributions for the Plan Year is 0%. For aggregated family members treated as a single Highly Compensated Employee, the ADP of the family unit is the ADP determined by combining the deferral contributions and Compensation of all aggregated family members. A Nonhighly Compensated Employee's ADP does not include elective deferrals made to this Plan or to any other Plan maintained by the Employer, to the extent such elective deferrals exceed the 402(g) limitation described in this Section.

(B) EXCESS SEP CONTRIBUTIONS. If the Employer determines a Highly Compensated Employee fails to satisfy the ADP test for a Plan Year, the Employer must notify the affected employee of the excess contribution and tax consequences of the excess contribution during the next Plan Year. However, the Employer will incur an excise tax equal to 10% of the amount of the excess SEP contribution if the Employer does not notify the Employee during the first 2 1/2 months of that next Plan Year. The excess SEP contributions are that amount of deferral contributions made by a Highly Compensated Employee which exceeds 1.25 times the average ADP of the Nonhighly Compensated Group. An Excess SEP contribution is includible in an Employee's gross income on the earliest date any elective deferral made by an Employee during the Plan Year would have been received by the Employee had he originally elected to receive the amounts in cash. However, if the excess SEP contribution (not including allocable income) totals less than $100, then the excess contribution is includible in the Employee's gross income in the year of notification. Income allocable to the excess SEP contribution is includible in the year of withdrawal from the IRA.

(C) NOTIFICATION PROCEDURE. The Employer's notification to each affected Highly Compensated Employee of the excess SEP contributions must state specifically, in a manner calculated to be understood by the average Participant: (1) the amount of the excess contribution attributable to that Employee's elective deferrals; (2) the calendar year for which the excess SEP contribution is includible in the employee's gross income; (3) that the employee must withdraw the excess SEP contribution (and allocable income) from the SEP-IRA by April 15 following the year of notification by the Employer. Excess SEP contributions not withdrawn by April 15 following the year of notification will be subject to the IRA contribution limitations of Code Section Section 219 and 408 for the preceding calendar year. The Code will consider contributions in excess of the limitations as excess IRA contributions and subject to the 6% excise tax on excess contributions under Code Section 4973. If income allocable to an excess SEP contribution is not withdrawn by April 15 following the year of notification by the Employer, the income when withdrawn may be subject to the 10% tax on early distributions under Code
Section 72(t).

     If the Employer fails to notify Employees by the end of the Plan year following the Plan Year in which the Employees made the excess SEP contribution, the Revenue Service will no longer consider the SEP to meet the requirements of Code Section 408(k)(6). If the SEP no longer meets the requirements of Code Section 408(k)(6), any contribution to an Employee's IRA will be subject to the contribution limitations of Code Section Section 219 and
408. The Code will consider contributions in excess of the limitations as excess IRA contributions.

(D) WITHDRAWAL RESTRICTIONS. For each Eligible Employee who makes an elective deferral to a SEP-IRA, the Employer will provide a notice explaining the IRA distribution rules of Code Section 408(d)(1) and the penalty tax provisions of Code Section 72(t) will apply to the transfer or distribution from a SEP-IRA of any elective deferrals prior to the earlier of (1) 2 1/2 months after the close of the Plan Year or (2) the determination of whether the SEP satisfies the ADP test.

                     *   *   *   *   *   *   *   *   *   *

                                  ARTICLE VIII
                             TOP HEAVY REQUIREMENTS

     8.01 DEEMED TOP HEAVY PLAN ELECTION. If the Employer does not permit Participant salary reduction contributions, the Plan must operate the SEP as a Deemed Top Heavy Plan. If the Employer permits salary reduction contributions, the Employer must specify in its Adoption Agreement whether the Plan will operate as a Deemed Top Heavy Plan or as a Not Deemed Top Heavy Plan.

(A) DEEMED TOP HEAVY PLAN. If the Employer elects in the Adoption Agreement to treat the Plan as a Deemed Top Heavy Plan, the top heavy minimum allocation requirement applies in all Plan Years even if the Plan is not top heavy.

(B) NOT DEEMED TOP HEAVY PLAN. The top heavy minimum allocation requirement applies to a Not Deemed Top Heavy Plan only in Plan Years for which the Plan is top heavy.

     8.02 DETERMINATION OF TOP HEAVY STATUS. The Plan is top heavy for a Plan Year if the top heavy ratio as of the Determination Date exceeds 60%. The top heavy ratio is a fraction, the numerator of which is the sum of the Employer contributions (including election deferrals, if any) made to the Accounts of all Key Employees as of the Determination Date and the denominator of which is a similar sum determined for all Employees. The Plan must calculate the top heavy ratio by disregarding the Employer Contributions of any Non-Key
Employee who was formerly a Key Employee, and by disregarding the Employer Contributions of an individual who has not received credit for at least one Hour of Service with the Employer during the Determination Period. The Plan must calculate the top heavy ratio in accordance with Code Section 416 and the regulations under that Code section. Under a Deemed Top Heavy Plan, the Plan need not determine whether the Plan actually is top heavy.

     If the Employer maintains (or maintained within the prior 5 years) any other SEP or qualified plan in which a key employee participates or participated, the Employer must aggregate contributions, accrued benefits or account balances (whichever is applicable), with contributions made to this SEP to determine top heavy status.

     8.03 DEFINITIONS. For purposes of applying the top heavy provisions:

     (1) "Key Employee" means, as of any Determination Date, any Employee or former Employee (or Beneficiary of such Employee) who, for any Plan Year in the Determination Period: (i) has Compensation in excess of 50% of the dollar amount prescribed in Code Section 415(b)(1)(A) and is an officer of the Employer; (ii) has Compensation in excess of the dollar amount prescribed in Code Section 415(c)(1)(A) and is one of the Employees owning the ten largest interests in the Employer; (iii) is a more than 5% owner of the Employer; or (iv) is a more than 1% owner of the Employer and has

     Compensation of more than $150,000. The constructive ownership rules of Code Section 318 (or the principles of that section, in the case of an unincorporated Employer,) will apply to determine ownership in the Employer. The number of officers taken into account under clause (i) will not exceed the greater of 3 or 10% of the total number (after application of the Code Section 414(q) exclusions) of Employees, but no more than 50 officers. The Plan will make the determination of who is a Key Employee in accordance with Code Section 416(i)(1) and the regulations under that Code section.

     (2) "Non-Key Employee" means an Employee who does not meet the definition of Key Employee.

     (3) The Plan defines "Hour of Service" in accordance with the rules of Labor Reg. Section 2530.200b-2, which the Plan, by this reference, specifically incorporates in full.

     (4) "Determination Date" for any Plan Year is the last day of the preceding Plan Year or, in the case of the first Plan Year of the Plan, the last day of that Plan Year. The "Determination Period" is the 5 year period ending on the Determination Date.

     (5) "Participant" includes any Employee otherwise eligible to participate in the Plan but who is not a Participant because of his failure to make elective deferrals under the salary reduction arrangement.

     (6) "Compensation" The Employer will determine Compensation by excluding elective contributions (even if included under Adoption Agreement Section 1.06) and by disregarding any exclusion from compensation elected in Adoption Agreement Section 1.06.

     8.04 TOP HEAVY MINIMUM ALLOCATION. Unless the Employer designates in the Adoption Agreement another plan to satisfy the top heavy minimum requirements, the Employer will make a minimum contribution each year to the Account of each Non-Key Employee eligible to participate in this Plan. The top heavy minimum contribution is the lesser of 3% of the Participant's Compensation for the Plan Year or the highest Key Employee contribution rate for the Plan Year. A Key Employee's contribution is the sum of the Employer contributions made to the Key Employee's Account under Section 3.01 and 7.01, divided by the Key Employee's Compensation. A Non-Key Employee's contribution rate is the Employer's contributions made to the Non-Key Employee's Account, exclusive of the elective deferrals, divided by the Non-Key Employee's Compensation.

                     *   *   *   *   *   *   *   *   *   *

                      THOMPSON PLUMB & ASSOCIATES, INC.
                              ADOPTION AGREEMENT
                  PROTOTYPE SIMPLIFIED EMPLOYEE PENSION PLAN


        The undersigned Employer establishes a Simplified Employee Pension Plan under Thompson Plumb & Associates, Inc. Prototype Simplified Employee Pension Plan which the undersigned incorporates within this Adoption Agreement by this reference. The undersigned Employer makes the following elections granted under the Plan:

        1.01 PLAN. The name of the Plan as adopted by the Employer is _________________________________________ Simplified Employee Pension Plan.

        1.04 EMPLOYEE. The following Employees are not eligible to participate in the Plan: (Choose (a) or at least one of (b) or (c)).

  / /   (a)  No exclusions.

  / / (b) Collective bargaining employees. [Note: If the Employer excludes union employees from the Plan, the Employer must be able to provide evidence that retirement benefits were in the subject of good faith bargaining.]

  / / (c) Nonresident aliens who do not receive any earned income (as defined in Code section 911(d)(2)) from the Employer which constitutes United States source income (as defined in Code Section 861(a)(3)).

        1.06  COMPENSATION.

DEFINITION OF COMPENSATION (SEE SECTION 1.06 OF THE PLAN).  Compensation means:
(Choose (a) or (b); (c) and (d) are available only as additional selections)

  / /   (a)  Federal income tax wages.

  / /   (b)  W-2 wages

  / / (c) The Plan increases Compensation by the amount of elective contributions made by the Employer on the Employee's behalf.

  / / (d) The Plan excludes reimbursements or other expense allowances, fringe benefits (cash and noncash), moving expenses, deferred compensation and welfare benefits.

        1.09 EFFECTIVE DATE. The effective date of the Plan as adopted by the Employer is __________________________. This Plan replaces a simplified employee pension plan adopted___________________________________.

        1.11  PLAN YEAR.  Plan Year means: (Choose (a) or (b))

  / /   (a)  The calendar year.

  / /   (b) The Employer's taxable year, ending every _______________________.

        2.01 PARTICIPATION. For each Plan Year on account of which the Employer makes a contribution under the Plan, the Employer will contribute on behalf of each Employee who: (Choose (a) or (b) or both)

  / /   (a)  Has attained age __________________ (may not exceed age 21), and

  / /   (b)  Has performed any service for the Employer.

        / /  (1)  During at least ______________________ (may not exceed 3) of the 5 Plan Years immediately preceding the Plan Year.

        / /  (2)  During the Plan Year.

        3.01 AMOUNT. The Employer will make its discretionary contribution under the following formula: (Choose (a) or (b)).

  / /   (a)  Uniform contribution allocation formula.

  / / (b) Permitted disparity contribution formula. For purposes of this formula, "Excess Compensation" means Compensation in excess of the following Integration Level: ______% (not exceeding 100%) of the taxable wage base, as determined under Section 230 of the Social Security Act, in effect on the first day of the Plan Year rounded to the next $______ (but not exceeding the taxable wage base).

        7.01  SALARY REDUCTION CONTRIBUTIONS.  The Plan: (Choose (a) or (b))

  / /   (a)  Does not permit Participant Salary Reduction Contributions.

  / / (b) Permits Participant Salary Reduction Contributions (If the Employer elects (b), the Employer must complete Appendix A.)

        IN WITNESS WHEREOF, the Employer has executed this Adoption Agreement, in duplicate, each constituting an original Adoption Agreement, on this ______ day of ________________________, 199__.

                                        By: __________________________________
                                                        "EMPLOYER"

The name or title of the individual the Employer has designated to provide additional information to Participants concerning this SEP is

_______________________________________________________________________________
                               [Name or Title]


____________________________________            _______________________________
Street Address                                  City                    State


____________________________________            _______________________________
Telephone Number                                Federal Employer Identification
                                                Number


For inquiries regarding the SEP, please contact the Sponsor at the following address and telephone number:__________________________________________________

_______________________________________________________________________________